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                        Legg Mason Unit Investment Trust
                                  Series 6
                              Trust Agreement
                                                     Dated:  October 26, 1995

   This Trust Agreement among Legg Mason Wood Walker, Inc., as Depositor and The Bank of New York, as Trustee and Gray, Seifert & Company, Inc., as Evaluator, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Legg Mason Unit Investment Trust, Series 5 and Subsequent Series, Standard Terms and Conditions of Trust, Effective May 23, 1995" (herein called the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                               Witnesseth That:
   In consideration of the premises and of the mutual agreements herein contained, the Depositor and Trustee agree as follows:

                                   Part I
                       Standard Terms and Conditions of Trust

   Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                  Part II
                     Special Terms and Conditions of Trust

   The following special terms and conditions are hereby agreed to:

   1. The Securities defined in Section 1.01(22), listed in the Schedule hereto, have been deposited in trust under this Trust Agreement.

   2. The fractional undivided interest in and ownership of the Trust represented by each Unit is the amount set forth under "Essential Information - Fractional Undivided Interest Per Unit" in the Prospectus.

   3.   Section 1.01(18) will be inapplicable for this Trust.

   4. References to In Kind Distributions in Sections 1.01, 5.02 and 8.02 shall be

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inapplicable for this Trust.


   In Witness Whereof, Legg Mason Wood Walker, Inc. has caused this Trust Agreement to be executed by one of its Vice Presidents or Assistant Vice Presidents, The Bank of New York, has caused this Trust Agreement to be executed by one of its Vice Presidents and Gray, Seifert & Company, Inc., has caused this Trust Agreement to be executed by its Vice Chairman, all as of the day, month and year first above written.

                                          Legg Mason Wood Walker, Inc.

                                          By       Edward A. Taber III
                                              Executive Vice President

                                          The Bank of New York
                                          By        Jeffrey Bieselin
                                             Vice President

                                          Gray, Seifert & Company, Inc.
                                          By  Miles Seifert
                                              Vice Chairman

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                     Schedule A to Trust Agreement
                        Securities Deposited

                               in

               Legg Mason Unit Investment Trust, Series 6

(Note: Incorporated herein and made a part hereof is the "Schedule of Investments" as set forth in the Prospectus.)